CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS OF AMERICAN HOUSING INCOME TRUST, INC.

We, the undersigned, do hereby certify that at a meeting of the Board of Directors of American Housing Income Trust, Inc., a corporation organized under the laws of the State of Maryland (the "Corporation"), duly held on April 4, 2017 at which said meeting no less than one director was present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors of the Corporation deem it in the best interests of the Corporation to enter into the securities purchase agreement (the "Agreement") with FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (the "Holder"), dated April 4, 2017, and issue that certain 2% senior secured convertible promissory note of the Corporation in the aggregate principal amount of $525,000.00 (the "Note") (convertible into shares of common stock of the Corporation (the "Common Stock")) to the Holder, as well as the Warrant (as defined in the Agreement) (the "Warrant"), upon the terms and subject to the limitations and conditions set forth therein, along with an irrevocable letter agreement with the Corporation's transfer agent (the "Transfer Agent"), with respect to the reservation of shares of Common Stock to be issued upon any conversion of the Note or exercise of the Warrant; the issuance of such Common Stock in connection with a conversion of the Note; the issuance of such Common Stock in connection with an exercise of the Warrant; and the indemnification of Transfer Agent for all loss, liability, or expense in carrying out the authority and direction contained in the irrevocable letter agreement (the "Letter Agreement");

NOW, THEREFORE, BE IT:

RESOLVED, that the Corporation is hereby authorized, empowered, and directed, to enter into the Agreement (and all ancillary agreements thereto), the Note and the Letter Agreement, as well as: (i) reserve shares of Common Stock of the Corporation to be issued upon any conversion of the Note and/or exercise of the Warrant; (ii) issue such Common Stock in connection with a conversion of the Note (issuance upon receipt of a notice of conversion of the Holder of the Note) and/or exercise of the Warrant without any further action or confirmation by the Corporation; (iii) issue such number of shares of Common Stock as will be necessary to fully convert the Note under its terms and any such Common Stock shall be considered fully paid and non-assessable at the time of issuance and the Corporation, (iv) indemnify the Transfer Agent for all loss, liability, or expense in carrying out the authority and direction contained in the Letter Agreement, and (v) issue all other shares of Common Stock to Holder as contemplated by the Agreement and Note.

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the Transfer Agent of the Corporation, as may be appropriate or proper to implement the provisions of the foregoing resolutions.

The undersigned, do hereby certify that we are members of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of Maryland, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, we have hereunto set our hands as members of the Board of Directors of the Corporation.

Dated: April 4, 2017

Michael Ogburn

Joaquin Flores

Brian Werner